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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Adolph Coors Company
(Name of Registrant as Specified In Its Charter)

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This filing consists of the following materials:

  (1)
  a transcript of a conference call held on July 22, 2004 in connection with the announcement of the proposed combination of Adolph Coors Company and Molson Inc.; and

  (2)
  biographies of certain management personnel posted as of July 22, 2004 on a website regarding the proposed combination.

Conference Call Transcript

Molson Inc. and Adolph Coors Company Proposed Combination

Event Date/Time: Jul. 22. 2004 / 9:30AM ET

CORPORATE PARTICIPANTS

Eric Molson
Molson Inc.—Chairman

Peter Coors
Adolph Coors Company—Chairman

Daniel O'Neill
Molson Inc.—President and CEO

Leo Kiely
Adolph Coors Company—CEO

Tim Wolf
Adolph Coors Company—CFO

Bob Reese
Adolph Coors Company—Chief Legal Officer

CONFERENCE CALL PARTICIPANTS

Jim Durran
National Bank Finance—Analyst

Richard Grubman (ph)
High Fields Capital (ph)—Analyst

David Hayes
Lehman Brothers—Analyst

Michael VanAelst
CIBC World Markets—Analyst

James Black (ph)
TD Newcrest (ph)—Analyst

Irene Nattal
RBC Capital—Analyst

Andrew Conway (ph)
Credit Suisse First Boston—Analyst

Alan (ph)
Bloomberg Television—Analyst

Jeff (ph)
Prudential—Analyst

Carlos Laboy
Bear, Stearns—Analyst

Mark (ph)
Legg Mason—Analyst

Rob Davis
Keysam (ph)—Analyst

PRESENTATION

Eric Molson—Molson Inc.—Chairman

 Good morning ladies and gentlemen, my name is Eric Molson, I'm non-executive Chairman of the Board of Molson Inc. A month ago, nearly to the day, I stood in front of the Molson shareholders at our annual meeting and reiterated my family's commitment as controlling shareholder to the long-term growth of Molson. Today, I am very pleased to announce a merger of equals that creates a uniquely positioned Canadian-American company that delivers on that promise. The Molson Coors Brewing Company proposed today will be the fifth largest brewer in the world. From its dual headquarters in Denver and Montreal, the combined Company will have net sales of US$6.0 billion, volume of approximately 60 million hectoliters, and annual EBITDA of over US$1.0 billion. Since Molson's first stock issuance in 1945, the Molson family has not wavered in its commitment to build a company that will withstand the test of time. That commitment remains strong, especially over the past 18 months, as we witnessed an increase in the pace of consolidation in the brewing industry. Rather than shake our resolve, the reshaping of this industry has increased our determination to participate in that consolidation, but, as some would say, in our own terms and on terms that would be favorable to all our shareholders. We stand firm in our belief that Molson, as a Canadian icon, has to continue to grow and build on its rich longstanding brewing heritage and the enduring commitment and loyalty of Canadians have always shown us towards our Company and our products. Over the past few months, the senior management team of Molson supported by the Board went through the exercise of identifying a clear set of principles that were to guide us in reviewing the corporation's options for participating in this industry consolidation and for maximizing value for all of our shareholders. And let me briefly review some of these principles with you. First, with more than 200 years of brewing behind us and a rich Canadian heritage, it was important to ensure the continuity of the Molson name and to leverage the strength of the corporate plans. Second, brewing had to be the core of the business going forward, and this is consistent with the Molson corporate strategy for growth. Third, as Molson's founding family, the Molson's as a family have been committed to long-term investors to the company. We are not interested in exiting the business. Rather, the family wants to play a role in building a major global brewer and in driving greater value for all of our shareholders. Fourth was the requirement that the transaction be attractive and fair to all shareholders. And last, but probably the most important of all, the transaction must provide significant potential for long-term value creation for all shareholders. As Molson executives started to take a serious look at the possibilities and the scenarios in the light of these guidelines, one option clearly emerged: the Coors Brewing Company. Today, the agreement between Molson and Coors to create the Molson Coors Brewing Company through a merger of equals, delivers on all the guiding principles I have just enumerated. Both companies are brewing business with a family background, have complementary strengths, a heritage and a commitment to the brewing business, rigid adherence to the highest quality standards of integrity of product, and a common vision for the future growth. Merging these two companies provides several solid prospects of sustained returns in the short, medium, and long term. Finally, the merged company has all the potential to move to the next level and to succeed as an industry consolidator. The merger of equals between Molson and Coors is truly a compelling proposition and I am proud to present to all shareholders of Molson and of Coors. We, as controlling shareholders, are entirely, entirely supportive of this transaction. I want to stress that this is not a family project. This is not a Molson family project. This is a Molson company project and was conceived and developed by management. It was reviewed and unanimously approved by a committee of the Board entirely composed of independent directors and it was unanimously approved by the entire Board of Directors. To all Molson employees to whom I convey an immense sense of gratitude, I say, we all have a clear path for the future and to all Canadians, I say, we are not in a selling mood. This is a great step forward for us; this is a brewing tradition and a national icon that will continue to forge ahead. And, this step is of great benefit to all our shareholders and for our country. We are taking a Canadian company and building it into another level. Thank you very much. Now, Peter, I believe you have some remarks.

Peter Coors—Adolph Coors Company—Chairman

 Thank you Eric, and what a great morning it is. I'm Peter Coors, I'm Chairman, non-executive Chairman, I guess, of Adolph Coors Company.

I am also delighted to be here with you today to discuss what can accurately be characterized as one of the most exciting and significant corporate developments in the 130 years history of our company. For those of you who aren't familiar with Coors, like Molson we have a long-standing heritage in the brewing world. The Company was founded in 1873, and we are currently the eighth largest brewer in the world with leading brands in the US and UK beer markets that includes Coors, Coors Light, Keystone, Killian's, Zima, Carling, Grolsch and Aspen Edge. I am very proud to see our company founded by my great grandfather Adolph Coors merge with the great Canadian brewer Molson. I know he would be pleased with the announcement we are making today for the simple reason that this merger of equals makes sense. The things that were most important to him, brewing great beer, commitment to employees and the community, and delivering value to investors, are attributes Coors still holds sacred and they are values shared by Molson. Although Molson is a couple of years older than we are, actually 87 years, actually we have virtually mirror-image roots. We know each other very well, we partnered with Molson on various marketing and distribution initiatives for over two decades. Perhaps more importantly, Molson is the company that we can unite with to take us to new levels. Together we will be financially stronger, we'll be leaner, and together we will continue to have some of the best and greatest talent in the industry. We can clearly leverage immediate opportunities to be more efficient, but that is the obvious part of the story. The exciting part comes from harnessing the power of a company that will overnight essentially double in size and have the capacity to support aggressive and creative marketing campaigns, innovative product innovations, and geographic expansion, all focused on driving growth and creating value. I'll let Leo, Dan, and Tim elaborate, but, I know I speak for all the members of the Coors family when I say we are thrilled that Coors is joining forces with Molson. We look forward to a rapid, constructive melding of each company's strengths and importantly in part of a Molson Coors Brewing Company that we'll all be proud of a hundred year hence. Now, I would like to introduce Leo Kiely, CEO of Coors and the man who will become CEO of Molson Coors Brewing Company. Leo?

Leo Kiely—Adolph Coors Company—CEO

 Thank you, Eric, Peter for summarizing so well the unique attributes of these two great beer companies and for your resounding endorsement of this transaction. Welcome and greetings everybody, nice to have you here on such short notice. One thing I would like to do is acknowledge the Coors team that is in the room today, if you stand up for a second, I am not going to make to individual introductions, but you should look at these people because they are the ones who will answer your really tough questions. And thanks for being here. I want to spend the next ten minutes or so outlining for all of you, why all of us are so excited about this merger of equals—why combining these companies is so right and what the combination will mean for our company's ability to create meaningful shareholder returns. First things first, this combination is about unlocking value for shareholders, all shareholders. It's about ensuring that our company can deliver near-term returns while positioning itself to drive growth and improve the results over the long-term. This combination unlocks three phases of value creation. First, we have identified $175 million in annualized synergies, 50% of which we expect to capture in the first 18 months after close. Dan will drill down as to where these synergies will come from shortly. Given the quick ramp up on some of the synergies, we expect this transaction to be accretive to earnings in the first year, excluding purchase price accounting and one-time charges. On a cash EPS basis, we expect the transaction to be significantly accretive in the first year. Second, we will use anticipated additional synergies to make targeted investments behind our core brands and key markets, investments, which we will believe, will drive top line growth. As you all know, our brands are highly responsive to advertising and marketing, and we will have great resources to support innovative new campaigns that will increase awareness and therefore growth share and volume. And third, this merger gives us the operating scale and balance sheet strength to play a significant role in the consolidation of the global brewing business. Both Molson and Coors individually have made important acquisitions in the past couple of years. And this transaction gives us the critical mass to be a real player in a rapidly consolidating industry. In short, this combination is logical, compelling, and transformational for both of our companies. As Eric stated, we jumped to the top five position worldwide with the operating scale and financial strength to succeed as a major player in the global brewing industry, but it's not just about scale. This merger brings together two highly successful players with strong market positions in some of the world's largest and most profitable beer markets. This expanded geographic base provides diversified sources of revenue, profit, and cash generation. This is also a management team filled with consumer industry veterans, we have experienced integrating international beer operations. And maybe most importantly, we know how to brew great beer and build leading beer brands. Additionally, these companies are a unique strategic and cultural fit. Our operating geographies are complementary and both of our management teams have experience working together. We share common values, operating philosophies, and heritages focused on delivering significant value to our shareholders, while preserving the best attributes of a family-run business. As Eric and Pete touched on, Coors and Molson were both founded by pioneering families who are still active in the business today. Both have deep roots in their respective countries and share a passion for beer, and a commitment to quality supported by over 350 combined years of brewing experience. Eric aptly described Molson's strategic mandates, and Coors' were very similar, but we've even been more explicit about our goal to be a top five worldwide player. This gets each of us there far faster than we could have even envisioned even 12 months ago. Coors goes from being a number eight player and Molson from the 13th position. There is no magic in the five by the way, it simply represents a threshold that we think is critical if you want to thrive in today's very competitive, very rigorous, global beer market. So, what we look like as a top five player, looking at the 12 months ended March 31, 2004, the company had pro forma net sales of about $6 billion, EBITDA of approximately $1 billion, and a combined 2003 volume of 60 million hectos or 51 million US barrels. We'll have a product portfolio of more than 40 brands including Coors Light, Molson Canadian, Carling, Coors Original, Keystone, Aspen Edge, Zima XXX, Worthingtons, Molson Ultra, Export, Molson Dry, Rickards, A Marca Bavaria, and Kaiser. Additionally, the companies have distribution and licensing agreements with leading international brewers including Heineken, Grupo Modelo, Grolsch, Foster's, SABMiller and FEMSA. We will have important positions in four of the top six key global markets. As you can see from the charts on this slide, no matter how you slice it, by volume, revenue, or cash flow, we will be a strongly diversified company with an expanded profit base, which we believe will provide the Molson Coors Brewing Company with more stable results and the ability to expand our presence in high-potential markets around the world. Our markets in addition to being sizeable are very profitable, in fact, they are four of the top eight most profitable beer markets in the world. And we have a significant presence in these high margin markets. We have the number one brand in two of these markets, Molson Canadian brands in Canada, and Carling in the UK, and the number three brand in both the US, with Coors Light, and in Brazil with Kaiser. And if you look at all of our brands, we have a market share of 43% in Canada, making us the number one player in that region, a 21% share in the UK, making us the solid number two, and the US and Brazil where we have 11% market shares, we are ranked number three. Importantly, with our new size comes greater financial strength. Along with higher revenues comes approximately $1 billion in pro forma EBITDA, $700 million in pro forma free cash flow, a net debt-to-EBITDA ratio of 2.1 and significant additional debt capacity. Add to this $175 million in identified cost synergies, and you see a company with substantially enhanced financial strength and, significantly, new found financial flexibility that will allow us to drive growth in revenue, profits, and returns.

Before I turn it over to Dan O'Neill, I want to touch on the way we will run this company. This is truly a merger of equals. We are creating a Canadian-American company with headquarters in Montreal and Denver to facilitate our ability to integrate the best of best talent from two strong companies. Our operating divisions will continue to do business in their home countries as Coors and Molson. It is equally balanced from a governance perspective, including the composition of the Board. As you know, both the Coors and Molson families are very involved in this business and will remain active participants in shaping the future direction of the Company, a company in which they are and plan to remain highly invested. That said, in terms of governance, we put together what we believe is a very well balanced group, both in terms of shareholder representation and expertise.

Molson Coors will have a 15 member Board of Directors, most of whom will be drawn from the existing Boards of both companies. There will be five members elected by the Molson family trust shareholders, five members elected by the Coors family trust shareholders, and three directors elected by the Company's non-voting shareholders. And Dan O'Neill and myself will also be directors. Importantly, nine members of the Company's Board will be independent directors, and of course we will have an audit committee composed solely of independent directors. As this slide depicts, we also intend to establish an office of synergies and integration at the Board level. This office will provide a clear point of focus for the realization of cost savings and other synergies, including the alignment of related capital expenditures by applying best practices in global benchmarking. This group will be chaired by Dan and will also include Eric Molson and myself.

With that I'd like to introduce the man heading up this integration and synergy work, the current CEO of Molson Mr. Dan O'Neill. Dan and I have worked together for five years now, building each other's brands, and in the process we have developed a positive working relationship based on mutual respect. We share the same vision for the Molson Coors Brewing Company and we look forward to taking it to the next level together. Dan?

Daniel O'Neill—Molson Inc.—President and CEO

 Good morning everyone. Just before we get started, I'd like to thank all the Molson people who have worked so diligently over the last month or so identifying a lot of the opportunities that we have and really making it happen. So, if the Molson people who are here in the room would stand up, I'd like to thank you and all the people who are at home still working on a lot of activities, we thank them as well, but thanks very much to the whole group.

As you can see this is a transaction that we believe will deliver real value to the shareholders in the near-term and allow us to reinvest and enable us to deliver improved returns in the longer-term as well. One reason that we feel so confident in our ability to deliver these objectives is that we have great management team with the experience necessary to ensure that these businesses as our combined seemlessly. Between Eric, Leo, and myself, we have over a hundred years of consumer industry experience, and we have a proven track record of building leading consumer brands. Over the last 26 years, Coors has built Coors Light into the seventh largest brand in the world. On the Molson side, the Molson Canadian brand has been the leading brand in Canada for several years and Molson as a company is the number one beer company in Canada. In addition, both management teams have demonstrated their ability to capture operational efficiencies and control costs while maintaining sales growth. For example, as you know Coors is on track to achieve the US operations cost goal of $4-$5 per barrel over four to five years. Molson on the other hand, has met or exceeded every cost reduction target it has set forth over the last five years identifying and delivering over CDN$275 million in savings over that five year time period. Both companies have strong experience in international operations, we are sure no one can call in the question the resounding success that Coors has had integrating and operating Carling in the UK business and while Molson has encountered difficulties with its Brazilian company in its overall operations, there is a clear plan in place to revive and move that business ahead. And as Leo discussed, we have created a very specific committee to manage the integration and have a clear focus on executing and delivering the synergies. I personally will be very actively involved in the details associated with delivering and unlocking value available to our new company. Let me take a minute and explain $175 million in synergies already identified, which we plan to capture by fiscal 2007. We identified six primary buckets. The slide lays out the buckets and will put some real numbers against them. These are annualized saving numbers building over three years following the close. First, the team has identified $60 million in cost reductions through the optimization of the combined brewery network. We have an extensive system of breweries, packaging plants, distribution centers and transportation resources throughout North America, and have identified areas where they can be immediately rationalized. We also expect to identify additional areas for consolidation over time, which should and will fall outside and add to the $175 million already noted. Next, the team has a target for procurement savings of approximately $43 million and SG&A savings of approximately $40 million. As a company twice as large as either of us was before, we will simply have more purchasing leverage and greater opportunity of efficiencies. We plan on eliminating duplicate functions at the corporate level and consolidating staff for practical. The fourth bucket we have titled "best in class savings," which represents $12 million expected savings. This relates to electing to go with a best and most efficient of the varying bylaws of the two companies. For instance choosing the best IT system or the best cash management system. We've identified 10 million in synergies in the fifth area, which we have entitled "organizational design," which relates to the costs that can be captured by having one network and utilizing one operations construct. In other words, there is a lot of flexibility to reduce costs by having one major North American organization. We also identified 10 million of other synergies from a variety of sources but very clearly specific projects. Think about it this way, we think we can very easily achieve synergies of roughly 3.3% of the pro forma cost base. It is important to note that the savings are not simply concepts, but numbers developed from teams working together for several weeks to provide us with hardcore numbers. Personally I am very confident that we can achieve these targets. In addition we are confident, we can do it fairly rapidly with very material profit results within the first 12 months and 87% of the initial synergy estimates taken out by the end of year two. We also believe there are significant margin expansion opportunities. Synergies will have a significant impact on the pro forma EBITDA. If you look at the margin of the company, 16.5% without synergies, as compared to the other leading global breweries, Molson and Coors will initially meet that global standard. The combined company will be in a position to capture identified synergies rapidly and the immediately synergy capture will add 300 basis points to the margin reaching 19.5%. In addition to the $175 million, my role would be to identify and capture additional synergies over the mid to longer-term. Take a look here at Ambev at 35% and AB at 29%. You can see that there is room for significant improvement. Molson has taken our Canadian business from 18% margins to 28%, and Coors is improving as well. We have a track record of achievement. The conclusion: The available pot of synergies created by the combination of these two great companies is significant for value creation and there's potentially a large upside to this initial evaluation from our conservative estimates. Our enhanced financial strength will allow us not only to deliver on the bottom line, but allow us to invest in our brands and businesses to better position the combined company for future growth and long-term shareholder value creation. We will use our strong cash flows and synergies to make targeted investments to support our brands. We will put dollars behind advancing Coors Light in Canada. Coors' existing JV with Molson, under which Molson is the sole distributor of Coors Light in Canada, has been very successful. We think, combined, we can do even more to advance the brand. Likewise, we will be in position to provide enhanced support behind Molson Canadian in both Canada and the United States. We will also continue to invest in product innovations. Innovation will be of increased importance to the new company and we believe new products like Aspen Edge, Carling Extra Cold, Zima XXX, Molson Coldshots, and Marca Bavaria, will be important future growth drivers. We will also continue to put money behind capital improvements. Our spending will be more disciplined, strategic and designed to deliver improved efficiencies and drive savings. Finally, our combined stronger overall financial profile provides for long-term success in that it creates, as Leo mentioned, strong platform to continue as a global consolidator. The Molson Coors Brewing Company will have the operating and financial scale to pursue strategic acquisitions and/or joint ventures. We have identified several areas from which to drive revenue growth going forward. In Canada, we will unleash Coors Light, redirect dollars from Canadian Light to Molson Canadian, support value entry to regain share and drive volume savings, utilize the ARC technology from the UK to drive on premise listings and overall performance in Canada. In the US, we will continue to support Coors Light in developmental regions, capitalize on improving brands at attribute ratings. We will expand testing of Marca Bavaria. We will leverage Molson Canadian and Molson XXX in a complete US system. In the UK, we will look at Molson brands to see if there are a fit or a value for the future for needs as a super premium bottled lager. And in Brazil, we plan to continue to invest in Kaiser, to take advantage of the growth opportunity in the country, as well as investigate the appeal of Coors Light. The value creation opportunity is exciting and we at Molson look forward to working together with Coors to drive these values. With that I will turn the meeting over to Tim Wolf, the CFO of Coors Brewing Company and the future CFO of Molson Coors. Tim?

Tim Wolf—Adolph Coors Company—CFO

 Good morning and thank you again for being with us. Before I begin, I would like to share our language on forward-looking statements. The presentations that you will hear today and have heard so far include forward-looking statements within the meaning of US Federal Securities laws. Forward-looking statements are commonly identified by such terms and phrases as would, may, will, expects, or expected to, and other terms with similar meanings indicating possible future events or actions or potential impact on the businesses or shareholders of Adolph Coors Company and Molson Inc., separately or together referred to as the "Company." Such statements include, but are not limited to, statements about the anticipated benefits, savings, and synergies of the merger of equals between Adolph Coors Company and Molson Inc., including future financial and operating results, Coors' and Molson's plans, objectives, expectations and intentions, the markets for Coors' and Molson's products, the future development of Coors' and Molson's business, and the contingencies and uncertainties to which Coors and Molson may be subject, and other statements that are not historical facts. The presentation also includes information that has not been reviewed by the Companies' independent auditors, and there is no assurance the transaction contemplated in the presentation that you will hear today will be completed at all, or completed upon the same terms and conditions described. All forward-looking statements in this presentation are expressly qualified by information contained in each Company's filings with regulatory authorities. The Companies do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

So, with that important business out of the way, let me get into my comments. I am the CFO, you can't smile about that stuff. Over the next few minutes, I'd like to take you through a summary of our merger of equals agreement, including ownership, voting rights and governance. I'll also review a snapshot of pro forma financials. And just to be clear, like Dan and Leo, I'll be referring to US dollars and all pro forma numbers are as of March 31, 2004. We will be updating this information to reflect results ending with the June quarter for both Companies in the near future.

Let me start by providing my perspective of why this merger of equals is such a compelling combination from a financial standpoint. You've heard these themes already, but they do bear repeating. First, scale; together, we are creating a company that on a pro forma basis has a combined enterprise value of approximately $8.4 billion; essentially double either company as a standalone entity. You've seen the pro forma numbers on revenues, EBITDA, operating income and free cash flow. Even pre-synergies, our newly combined company immediately will be able to leverage a broader, stronger critical mass of revenue, cash generation, and profits.

Secondly, capacity. We'll have very significant debt capacity, both as a function of each company's inherent cash generation combined with recent aggressive programs to reduce leverage. In fact, day one, debt capacity will be significant. It will provide us with immense financial flexibility to pursue growth aggressively.

Third, opportunities: with a broader, more diverse platform we have far greater ability to reduce costs, manage cash more effectively, reduce vulnerability to risk, and run the business more efficiently. The synergies that Dan outlined today are those we worked on to date, but we will be working hard to develop more of these opportunities, in the months ahead. In short, this is a very attractive combination, from a financial standpoint and we are excited by the great potential of this true merger of equals.

Okay, let me move on to the agreement, if there aren't enough words on that chart, we can add some more—but as we described in the press release, this merger of equals has been structured as a stock-for-stock exchange that will be available on a tax-free basis for Molson shareholders in Canada and Coors shareholders in the United States. I'll address the ownership and voting components in a second. The exchange ratio is 0.360 Coors voting or non-voting share per Molson voting or non-voting share. Both company's boards unanimously approve this merger of equals and we have included a breakup fee of $75 million in our agreement. And significantly, the existing controlling shareholders at Coors and Molson, essentially the Coors and Molson families, have agreed to vote their shares in favor of the merger and have entered into a formal voting trust agreement.

The transaction is subject to the approval of the shareholders of both Companies. Thresholds needed are two-thirds of each class of Molson shareholders and a majority of each class of Coors shareholders. The deal is also subject to other customary closing conditions and a variety of regulatory approvals, including Hart-Scott-Rodino and the Canadian Competition Bureau. We do not expect any significant regulatory issues. Following these approvals and shareholders meetings and votes, we expect to close in the fourth quarter of 2004. Upon close, Molson Coors Brewing Company will be listed jointly on the New York Stock Exchange and the Toronto Stock Exchange, with Molson Coors A and B Shares on the New York Stock Exchange and exchangeable A and B shares on the Toronto exchange. We expect the company to adopt the current Molson quarterly dividend policy, currently US$0.44 per share. Adjusted for the currency exchange rate, and the share exchange ratio I mentioned a moment ago, the dividend is expected to be US$1.21 per Molson Coors share. Now let's walk through ownership starting with a current snapshot. The affiliated Molson family members hold roughly 55% of the voting stock with the public and others owning the balance. All Molson non-voting stock is publicly owned, Coors voting stock of 100% owned by the Coors family. Non-voting Coors stock is 30% owned by the Coors Family, with the balance owned by the public. You can also see the economic ownership percentages here as well.

Under the terms of the agreement, voting and non-voting shareholders of Coors will own one voting or non-voting share, respectively, of Molson Coors Brewing Company for each share of Coors. Let me explain a little bit more about how the 0.36 exchange ratio works. For US based holders of Molson stock, each voting share of Molson will be converted into 0.126 voting shares and 0.234 non-voting shares of Molson Coors Brewing Company. Each non-voting share of Molson will be converted into 0.360 non-voting shares of Molson Coors. Canada based Molson shareholders will have the same economics, but will have the choice of receiving this in the form of primary shares or exchangeable shares. This slide illustrates share exchange hopefully quite simply. The key point here is that there is no change in voting rights for current Coors voting and non-voting shareholders. Molson voting shares get split into voting and non-voting shares, 35% voting and 65% non-voting. Voting rights of Molson non-voting shares do not change. After our merger of equals is complete, a holding company controlled by Eric Molson and the Adolph Coors, Jr. Trust will own together approximately 62% of the voting shares of Molson Coors Brewing Company. So, key take aways. As Leo discussed we have a balanced Board with a majority of independent directors.

The management will clearly be running the business, and making the operating decisions. Board oversight and most board actions will be determined by simple majority of the directors. A few critical issues may require voting shareholder approval, and in those instances, the Coors Family Trust and Eric Molson's holding company have agreed to vote their shares together in a voting trust. So, let's look a little closer at the pro forma income statement and balance sheet again using the last 12 months as of March 31, 2004. You will see here what we have shown pro forma numbers both pre and post synergies. The real take away here is that the synergies drive healthy margin expansion, stronger profit and enhanced cash flow, and again mentioned this in some detail before. Combined EBIT jump from almost $675 million pre-synergies to $850 million when you factor in the $175 million of synergies. EBIT margin improves 14.2%, EBITDA from $1.17 billion and operating margin of 19.6%. Even discounting the synergies on a pro forma basis, the combined company will have very healthy margins and nearly $900 million in free cash flow as the synergies come on line.

Now, a moment on the balance sheet. The main message here is about debt capacity. As of March 31, 2004, the combined company would have had total debt just north of $2.1 billion translating into a net debt to EBITDA ratio of 2.1. All in all, a very healthy balance sheet with ample capacity to pursue new value driving opportunities, and in fact, for Coors, debt has been reduced even further in the second quarter. And very importantly, a huge advantage of our merger of equals is that our already strong balance sheet will not be burdened with heavy debt that could very well compromise our futures, and the essential ability to invest and grow for the future. In summary, we believe this merger of equals will result in an enterprise that is stronger, more profitable, and more financially resilient. We have work ahead of us to make it a reality, we're confident in our abilities and in our new team, we are excited by the realistic and achievable plan that we've all developed. Now, Leo let me turn it back to you to wrap this up and take questions.

Leo Kiely—Adolph Coors Company—CEO

 Thanks Tim. In sum, everybody, this merger is a strategic move to transform our companies and benefit our shareholders. It's about value creation, critical mass, and a shared vision. It unlocks shareholder value through the realization of significant merger synergies and you have an experienced management team with a cohesive plan to deliver those synergies. We will be number 5 in the world with global scale and geographic diversity, strong cash flow and balance sheet strength will allow us to make further investments in our businesses, and in Molson Coors' future growth. We are a superb strategic and cultural fit with a shared vision centered around growing the business for stakeholders while maintaining the best aspects of two family businesses that began and will continue with a focused dedication on making great beer. So, with that we will take some questions. Are we set with the microphones?

QUESTION AND ANSWER

Operator

 Ladies and gentlemen, we will take questions now and then go to the phone and this question and answer period will end promptly at 10:45 AM.

Leo Kiely—Adolph Coors Company—CEO

 Very good.

Jeff (ph)—Prudential—Analyst

 Good morning Leo, Jeff (ph), Prudential.

Leo Kiely—Adolph Coors Company—CEO

 Yes.

Jeff—Prudential—Analyst

 I have a couple of quick questions for you. Who approached whom?

Leo Kiely—Adolph Coors Company—CEO

 The dialogue that led to this combination really started between Dan and me three or four years ago, and what initiated this particular transaction was the letter I sent to Dan several months ago, and we have been working on it actively since then.

Jeff (ph)—Prudential—Analyst

 So, this has nothing to do with Mr. Coors' political aspirations, or the fighting going on with Molsons, or an anti-takeover defense.

Leo Kiely—Adolph Coors Company—CEO

 This was long before Pete called me when I was in England to inform me of his campaign.

Jeff (ph)—Prudential—Analyst

 The two-thirds vote requirement, I am assuming that eliminates Ian Molson from the picture. Is that fair? Can you discuss the voting mechanisms that the Molson family needs to kind of get this done?

Leo Kiely—Adolph Coors Company—CEO

 Let me talk about Board governance and then, but let's first turn this over to the Molson team.

Eric Molson—Molson Inc.—Chairman

 My brother Steven and I and the estate of our father, the late Tom Molson, who incidentally was a great friend of Pete's father and his uncle Bill, control between us 65% of the voting shares.

Jeff (ph)—Prudential—Analyst

 So, that's it.

Leo Kiely—Adolph Coors Company—CEO

 The 75%—the two-thirds voting in the Board governance is reserved for very big transformation decisions. Most of the decisions in this company will be made by management, most of the decisions that go to the Board will be made by a simple majority of the Board and a few key decisions that relate to the long-term viability of the business would have to go to a supermajority vote.

Jeff (ph)—Prudential—Analyst

 OK, last questions. Tim: Is there a share price that would impact the exchange ratio and it sounds like this is just a prelude to a bigger deal, with all this cash flow for you've got, this is the first step in something else down the road.

Tim Wolf—Adolph Coors Company—CFO

 The exchange ratio has been agreed on, this is a merger of equals. The is a true merger of equals and that's the point (ph) that comes out from this agreement, it's very simple.

Unidentified

 Next question right down here?

Mark (ph)—Legg Mason—Analyst

 Actually another question for you Eric, also as relates to Ian—can you clarify the duties or the agreements you—the two of you appear to have had and it seems that, if the press is right and everything, we have understood is that you require Ian's support to tender your shares, but obviously, that doesn't appear to be the case. Can you just elaborate on what duty if any you do have—have to Ian, if any?

Eric Molson—Molson Inc.—Chairman

 We have a structure in place, those institutions and people that I have just mentioned, which allows the Molson brewing family, at our option, to control over 50% of the B shares. This structure eliminates the so-called blocking agreement that has been referred to once in a while in the press.

Mark (ph)—Legg Mason—Analyst

 Great, if I could just follow up unrelated, Leo, as relates to the US business. Can you comment on your plans for management there? Prior to this you were, I think, looking for someone to head the US business, is it fair to believe that it's still an aim here, with you taking on added duties here?

Leo Kiely—Adolph Coors Company—CEO

 Yes, absolutely that search is in process and we expect to fill that over the next couple of months. Thank you. Let's see, other questions, right down front here.

Unidentified

 A couple of questions first on the synergies, and maybe Dan wants to address this, are there opportunities to brew different brands in some of the Molson territories, and in terms of the big savings, is it on transportation, that's the first part, and secondly, and I don't know, Leo, you might want to take this, I didn't see Coors Light in the US as a focus of increased investment spending as much as Molson in the US and Coors in Canada. I was just wondering if you expect to step up investment behind Coors Light a lot?

Leo Kiely—Adolph Coors Company—CEO

 Yes, let me take the second and let Dan take first. Clearly, one of the, we believe, value features of this is the ability to have the investment capability to compete in the US and that is all about Coors Light. And that is our single biggest challenge is to have resources to compete with guys who have much bigger market shares than we do. This allows us to unlock cost reductions that makes us much more profitable, plain and simple.

Unidentified

 And you'll plough a lot of that back into Coors Light?

Leo Kiely—Adolph Coors Company—CEO

 That is why when we refer to incremental synergies, that is exactly what it's about, that's right.

Daniel O'Neill—Molson Inc.—President and CEO

 In addition to that just to finish up on Leo's point on that one, in my remarks, I did mention that to expand you know capitalizing on the growing strengths of Coors to reinvest in certain regions across the country. That was actually part of my presentation. With respect to the brewing situation, we are running two breweries, we have 5, but 2 breweries which are very close to the US border being in Toronto and Montreal. Both of those run it about 70% capacity, so we see the opportunity to build up those breweries with much more proximity to the US and especially to the Northeastern part of the United States. As well there is capacity there to expand the breweries at limited cost going forward. So, that is a big part of synergies. We would be reducing then several of the costs of shipping beer across the country.

Unidentified

 And then just finally you pick up what your EBITDA margin might look like with the synergies, but aren't you actually going to reinvest quite a lot of those synergies so actually you probably don't get to that 19.5 very quickly?

Daniel O'Neill—Molson Inc.—President and CEO

 We included it because we feel there's upside to that and that will be the bottom line where we can get to, so we feel comfortable with that number.

Unidentified

 This is another question for Mr. Molson, despite (ph) the structures you outlined that you have in place to block such a move, do you expect to face a competing bid from Ian Molson.

Eric Molson—Molson Inc.—Chairman

 I defer that one to Daniel O'Neill.

Daniel O'Neill—Molson Inc.—President and CEO

 Well, it is impossible to say what Ian's going to do. I don't think we are in position to be able to forecast Ian's strategy or activity.

Leo Kiely—Adolph Coors Company—CEO

 I think we will take our next question, and we'll we come back to the floor, but our next question from the phone lines.

Operator

 Thank you. Our next question is coming from Michael VanAelst of CIBC World Markets. Please go ahead.

Michael VanAelst—CIBC World Markets—Analyst

 Yeah, two things, first of all, I want to clarify the comment that two-thirds of each class of shares were required to—was it required to pass—to have this transaction conclude?

Daniel O'Neill—Molson Inc.—President and CEO

 Michael, it's Dan speaking, yes there will be a vote of both the A and B shareholders.

Michael VanAelst—CIBC World Markets—Analyst

 So, essentially the nonvoting Molson shareholders could block this?

Daniel O'Neill—Molson Inc.—President and CEO

 Theoretically, yes.

Michael VanAelst—CIBC World Markets—Analyst

 Okay. And just secondly, in looking at the upside potential for the margins that you are talking about both in the US and in Brazil, I guess, what gives you any confidence that you are going to actually be able to close that gap say with Ambev when since the acquisition, the margins have been just going down and you haven't been able to close any of that gap over the past couple of years?

Daniel O'Neill—Molson Inc.—President and CEO

 The number that we're showing, it's Dan again, the gap that we're showing and the numbers we're showing represent the impact of the improvement in Canada and in the United States. They don't reflect any improvements in Brazil.

Michael VanAelst—CIBC World Markets—Analyst

 You didn't talk about incremental potential coming from closing some of that gap?

Daniel O'Neill—Molson Inc.—President and CEO

 Yes, but I was referencing growth revenues in Brazil, and those growth revenues are not included in any numbers on the charts we presented.

Michael VanAelst—CIBC World Markets—Analyst

 Alright. Thank you.

Leo Kiely—Adolph Coors Company—CEO

 Okay. Another question from the phone?

Operator

 Our next question is coming from Jim Durran of National Bank Finance. Please go ahead.

Jim Durran—National Bank Finance—Analyst

 I apologize if I am being redundant, but the phone line connection is not very good so we're getting a very choppy feed. Just wanted to go back to the dot B shareholding agreement Eric made reference to earlier. Make sure that that I've got my facts correct. Between Pentland and the EHP trust, right now, you have 55% of the voting shares, and that's the group I believe that has supported the deal at this juncture?

Eric Molson—Molson Inc.—Chairman

 That's correct, we have 55%.

Jim Durran—National Bank Finance—Analyst

 Right, and you're saying you need two-thirds support, meaning that I guess either somebody else or Ian's shares need to vote in favor of the deal in order for the B shareholders to approve the transaction.

Eric Molson—Molson Inc.—Chairman

 That's correct, there is another 45% out there.

Jim Durran—National Bank Finance—Analyst

 Right, and what leads you to believe that the shareholder agreements—because we don't have all the details on it—would not apply and allow Ian to stop the process.

Eric Molson—Molson Inc.—Chairman

 I'm not sure what that—what you're referring to.

Jim Durran—National Bank Finance—Analyst

 You presumably need 10% more of the voting stock to vote in favor of the transaction in order for it to move forward with approval of the B shareholders.

Eric Molson—Molson Inc.—Chairman

 That's right.

Tim Wolf—Adolph Coors Company—CFO

 Jim, what you're looking for is an additional 10% of the remaining 45%? That's what we need to achieve.

Tim Wolf—Adolph Coors Company—CFO

 Correct, yes.

Eric Molson—Molson Inc.—Chairman

 Ten out of that 45.

Jim Durran—National Bank Finance—Analyst

 And do you have any indication that there is support there?

Eric Molson—Molson Inc.—Chairman

 There is an awful lot of support out there, but I don't have anything except that we'll have to go through process properly.

Jim Durran—National Bank Finance—Analyst

 Okay, thank you.

Tim Wolf—Adolph Coors Company—CFO

 Thank you.

Operator

 Next question right down here.

Andrew Conway—Credit Suisse First Boston—Analyst

 Andrew Conway, Credit Suisse First Boston. Leo, Dan or Tim, in focusing on being a top quartile performer in terms of shareholder value, beyond the synergies, what type of—or after synergies, what type of operating profit growth do you think this combined company—which would strive on a multi-year basis.

Tim Wolf—Adolph Coors Company—CFO

 Sure, Andrew I think order for us to be as superior returner, we're going to have to challenge ourselves even after the 2.5 years it's going to take to get all these synergies in place. We're going to want to try our best to grow EPS double-digit. Now, what is that going to take, it's going to take growing our core business, it's going to be looking for more opportunities, I mean Dan and I and many others who have been working on this—the harder and more we work on the synergy opportunities, the more you find. I think that's been Dan and Molson's experience as they have met and exceeded virtually every cost objective they have laid out, and the same thing with Coors in terms of our operations savings, the more we do, the more we find. And so I think the opportunities will be the same and going forward as Molson Coors, and the objective will be to become a consistent, superior returner, and obviously the extent to which pricing comes into play affects how others grow EPS, but our objective is going to be to be a superior performer in growing earnings and profits.

Andrew Conway—Credit Suisse First Boston—Analyst

 And just a follow up on Caroline's question earlier. Given the competitive realities in the Canadian market today, in the US market and in the UK, is it reasonable to think that half the synergies you mentioned would be spent back in brand investment, and half dropped to the bottom line. How do you think we should guage that looking out longer-term from a strategic position standpoint?

Leo Kiely—Adolph Coors Company—CEO

 Our intention is clearly—make sure we communicate it right—is there is $175 million in cost synergies, or synergies to be brought to the bottom line. We believe there is significant synergies beyond this, not counting things we've already committed to, that we can reinvest in our business. So, three levels of value creation, one is that hard cost synergies $175 million. Additional synergies is level 2, which makes us more competitive and more able to invest in our businesses market-by-market, and the third is to leverage the balance sheet and become a bigger company. So that's the story we have.

Andrew Conway—Credit Suisse First Boston—Analyst

 Thank you Leo.

Leo Kiely—Adolph Coors Company—CEO

 Question back there.

Alan (ph)—Bloomberg Television—Analyst

 Hi, Alan (ph) from Bloomberg Television. If, in fact, there is a competing bid by Ian Molson or anybody else. What is the fidiciary responsibility of, I'd like to address this to Mr. Molson or Mr. Coors first, of the companies to consider a competing a bid and what effect does that have on this negotiation?

Eric Molson—Molson Inc.—Chairman

 I said it earlier, I believe. The company—we're not on a selling mode, the company is not for sale. We like this transaction, it has come from the management and it's gone through the Board and we're very keen on it.

Leo Kiely—Adolph Coors Company—CEO

 You are asking us to speculate on future events. We are not here to speculate today. Thank you. There is a question right here. Thank you.

Unidentified

 Another question for Eric. You said earlier that the structure of this deal eliminates the blocking provision that Ian Molson has but it also looks like from the press release that you are taking steps to terminate the agreement that you have between yourself and Ian. I am just wondering what about the structure does eliminate his blocking position and what you need to terminate the agreement—are there the legal steps that you have to take or what procedures are required.

Eric Molson—Molson Inc.—Chairman

 Well. All I said was we have a structure in place which allows us, the Molson brewing family, to control over 50% of the voting shares, Molson's B shares, which will eliminate what we sometimes refer to as the blocking agreement that's between some members of the family and Ian Molson.

Operator

 Our next question is coming from James Black of TD Newcrest (ph). Please go ahead.

James Black—TD Newcrest (ph)—Analyst

 Hi. I'm sorry. I'm beating a dead horse here but I just don't think that us on the phone understand how the agreement with Ian Molson is going to be eliminated by the structure, is there going to be some disclosure of this structure that's being put in place, because right now what we have in the Molson proxy circular is that this agreement is in place and prevents either Eric Molson's family or Ian from selling their voting shares. Is it possible that we can get some further detail on this?

Daniel O'Neill—Molson Inc.—President and CEO

 It's Dan O'Neill speaking. I think it's been quite clear that the current structure that's in place with the Molson brewing family having 50%—over 50% of the B shares. That effectively eliminates the blocking agreement.

Leo Kiely—Adolph Coors Company—CEO

 Do we have questions about this transaction?

Operator

 Thank you. Our next question is coming from Irene Nattal of RBC Capital Markets. Please go ahead.

Irene Nattal—RBC Capital—Analyst

 Thank you. I am coming back to the synergies. If given that $60 million of it is to come from enhancements on the brewing side. Are we to intrepret that some of the volume is no longer going to be brewed out of the Golden facility?

Daniel O'Neill—Molson Inc.—President and CEO

 Sorry Irene, we lost the last part of your sentence. Could you repeat it please?

Irene Nattal—RBC Capital—Analyst

 My understanding is that Coors has always brewed only out of Golden. Are we to interpret that that is going to change moving forward?

Leo Kiely—Adolph Coors Company—CEO

 First of all, this is Leo, today we are brew in Golden and Memphis.

Irene Nattal—RBC Capital—Analyst

 Okay.

Leo Kiely—Adolph Coors Company—CEO

 And in the future, we will brew in the most appropriate location for our business. So, is there an implication here that some of our current Golden volume might be brewed somewhere else? Yes.

Irene Nattal—RBC Capital—Analyst

 Okay and can you give us an idea of what capital might be required in association with some of the changes that you are contemplating.

Leo Kiely—Adolph Coors Company—CEO

 You know, at this point, it's way too preliminary to start talking those kind of numbers. Suffice to say the returns on any of that capital will be very exciting and will be back to you as soon as we have those details.

Daniel O'Neill—Molson Inc.—President and CEO

 One important factor that I think everyone should note that Peter actually just reminded me, we are already brewing Coors in Canada and have been for several years, so, and we do that in several breweries across the country.

Irene Nattal—RBC Capital—Analyst

 Okay and one final question if I might. You indicated that there will be two headquarters in the United States and in Canada. Is there are going to be ultimately a super headquarter and if so where?

Leo Kiely—Adolph Coors Company—CEO

 Frankly, this is as much a pragmatic decision as it is an optical one. We have great talent in this company; it's across both of our businesses. And the best way to be able to take that on a best-to-best basis starting at the top is to headquarters in both locations and to be able to do that. Eric and Dan will continue to work out of Montreal. Leo and Tim will maintain offices in both Denver and Montreal. The corporate finance teams for example will be in Denver and the rest of the merged organization will have a balanced representation across Molson and Coors executives and we'll base those organizations in the most effective and efficient location. So it's that simple.

Irene Nattal—RBC Capital—Analyst

 That's great. Thank you very much.

Leo Kiely—Adolph Coors Company—CEO

 I think we have got time for a couple more questions.

Operator

 Our next question is coming from Richard Grubman (ph) of High Fields Capital (ph). Please go ahead.

Richard Grubman (ph)—High Fields Capital (ph)—Analyst

 Yes, the vote of the A share holders in Molson is a vote cast separate and distinct from the B shareholders, is that correct?

Daniel O'Neill—Molson Inc.—President and CEO

 Correct.

Richard Grubman (ph)—High Fields Capital (ph)—Analyst

 And that requires a two-thirds vote of the outstanding or those that vote at the meeting?

Daniel O'Neill—Molson Inc.—President and CEO

 I think, Richard it's Dan speaking, I think it is the outstanding.

Richard Grubman (ph)—High Fields Capital (ph)—Analyst

 So you need two-thirds of the outstanding to vote affirmatively of the A's otherwise you don't have a transaction.

Daniel O'Neill—Molson Inc.—President and CEO

 That's correct.

Richard Grubman (ph)—High Fields Capital (ph)—Analyst

 How many A shares are held by those subject to the B voting agreement today?

Daniel O'Neill—Molson Inc.—President and CEO

 I don't have that number in front of me.

Richard Grubman (ph)—High Fields Capital (ph)—Analyst

 And the break up fee is not payable if you don't get that vote?

Bob Reese—Adolph Coors Company—Chief Legal Officer

 This is Bob Reese, who's Chief Legal Officer at Coors. The break up fee would not be payable if the shareholders do not approve the transaction.

Richard Grubman (ph)—High Fields Capital (ph)—Analyst

 Thank you.

Leo Kiely—Adolph Coors Company—CEO

 Okay we have time for a couple of more questions from the floor.

David Hayes—Lehman Brothers—Analyst

 Hi it's David Hayes from Lehman Brothers. Is the new company committed to its overseas operations in Brazil and the UK? Or is there a process of consideration into selling those assets and focusing just on the North American business. Thanks.

Leo Kiely—Adolph Coors Company—CEO

 Well certainly speaking, actually speaking for both, we are committed to building our business in both of those markets. I'll let Dan talk about Brazil, but the UK is an outstanding operation, it's been a tremendous success for us and we are very excited about our future prospects.

Daniel O'Neill—Molson Inc.—President and CEO

 Following up on the Brazilian part, first of all the greatest appeal to this for us is the global diversity and the platform in four different regions. In addition, the size of the Brazilian company is significantly reduced when we look at the new company which we hope will allow us to provide greater time to represent the growth and capture the growth opportunities that are in Brazil. But we will be, you know, as Leo and I have talked on several occasions over the last couple of weeks, it will be subject to the criteria that we put forth to achieve on a regular basis.

Leo Kiely—Adolph Coors Company—CEO

 I think there has been a question over here in the middle somewhere that's been lingering.

Rob Davis—Keysam (ph)—Analyst

 Just have a question again on the press release, you made reference to the blocking agreement—in the press release it talks about the agreement between Pentland and Swiftsure about the transfer shares. Are we talking about two different agreements? And if we're not, what's the necessity of terminating an agreement that we have been told is effectively cancelled simply by shareholding. I'm confused between the discussion.

Daniel O'Neill—Molson Inc.—President and CEO

 Sorry, repeat the distinction story.

Rob Davis—Keysam (ph)—Analyst

 Well it states in the press release that Pentland has taken steps to terminate the agreement.

Daniel O'Neill—Molson Inc.—President and CEO

 That's referencing specifically the blocking agreement.

Rob Davis—Keysam (ph)—Analyst

 There's a 55% ownership that doubly (ph) blocks it, is that the example of terminating (ph)?

Daniel O'Neill—Molson Inc.—President and CEO

 Yes.

Rob Davis—Keysam (ph)—Analyst

 (inaudible).

Daniel O'Neill—Molson Inc.—President and CEO

 Well that is the terminating event.

Rob Davis—Keysam (ph)—Analyst

 A different question, in light what have looked to be disappointing earnings from Molson, can you highlight (ph) change clauses in the contract?

Leo Kiely—Adolph Coors Company—CEO

 No, you know, 350 years of combined brewing history and one quarter is going to make us blink, I don't think so.

Carlos Laboy—Bear Stearns—Analyst

 Thank you. Carlos Laboy, Bear Stearns. First of all, do you expect the new head for the US to perhaps come from Molson, and second of all, Dan you spoke of a clear plan in place to revive Brazil, can you give an update on what some of the key features of that plan might be given that you've got a new top manager there?

Leo Kiely—Adolph Coors Company—CEO

 At this point, the search for the new US head continues to be both internal and external. At this point, I would expect to fill that externally, and sometime in the next two months.

Daniel O'Neill—Molson Inc.—President and CEO

 With respect to the second part and the plants in Brazil, as you know Fernando Tigre, our new CEO, has been in place for approximately three weeks, Robert has been up here helping us do a lot of work on the deal and Fernando is working on putting together that plan and I will be seeing that over the next, I think it's scheduled for three weeks, to review that plan.

Operator

 Thank you very much, ladies and gentlemen. This concludes our press event.

Peter Coors—Adolph Coors Company—Chairman

 Thanks, everybody.

Daniel O'Neill—Molson Inc.—President and CEO

 Thank you.

END OF TRANSCRIPT

Management Biographies

IMPORTANT NOTICE

Forward-Looking Statements

 This web site includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as "would", "may", "will", "expects" or "expected to" and other terms with similar meaning indicating possible future events or actions or potential impact on the businesses or shareholders of Adolph Coors Company and Molson Inc. Inc. (separately and together the "Companies"). Such statements include, but are not limited to, statements about the anticipated benefits, savings and synergies of the merger between Adolph Coors Company and Molson, Inc., including future financial and operating results, Coors' and Molson's plans, objectives, expectations and intentions, the markets for Coors' and Molson's products, the future development of Coors' and Molson's business, and the contingencies and uncertainties to which Coors and Molson may be subject and other statements that are not historical facts. The webs site also includes information that has not been reviewed by the Companies' independent auditors. There is no assurance the transaction contemplated herein will be completed at all, or completed upon the same terms and conditions described. All forward-looking statements in this web site are expressly qualified by information contained in each company's filings with regulatory authorities. The Companies do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain required approvals of the merger on the proposed terms and schedule; the failure of Coors and Molson stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; and disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that could cause Coors' and Molson's results to differ materially from those described in the forward-looking statements can be found in the periodic reports filed by Coors with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov). Neither Coors nor Molson undertakes and each specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

Stockholders are urged to read the joint proxy statement/management information circular regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the joint proxy statement/management information circular, as well as other filings containing information about Coors, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the joint proxy statement/management information circular can also be obtained, without charge, by directing a request to Adolph Coors Company, 311 10th Street, Golden, Colorado 80401, Attention: Investor Relations, (303) 279-6565. The respective directors and executive officers of Coors and Molson and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Coors's directors and executive officers is available in the 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission by Coors on March 12, 2004, and information regarding Molson's directors and executive officers will be included in the joint proxy statement/management information circular. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the joint proxy statement/prospectus and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

ERIC H. MOLSON
Chairman of the Board of Directors
Molson, Inc.

        Mr. Molson has served as Chairman of the Board of the Corporation since 1988. He is also Chancellor of Concordia University and a director of the Montreal General Hospital Corporation and Foundation, the Canadian Irish Studies Foundation and Vie des Arts.

        Mr. Molson began his career in 1959 as an Apprentice Brewer at Moosehead Breweries Limited. In 1960, he joined Molson Breweries of Canada Limited holding progressively senior executive positions within the Corporation until his appointment to President in 1980. He served as Deputy Chairman of the Board until 1988.

        During fiscal 2004, Mr. Molson chaired the Corporate Governance Committee and also served as a member of the Environment, Health and Safety Committee.

        Mr. Molson received an Arts Baccalaureate (A.B.) with Honours in Chemistry from Princeton University. He earned a Master Brewer Certificate from the United States Brewers Academy and subsequently studied economics at the McGill Graduate School.

        Mr. Molson was a member of the Board of Directors of Bank of Montreal from 1987 to 2000.

        Mr. Molson is married with three sons.

LEO KIELY
Chief Executive Officer
Coors Brewing Company

        W. Leo Kiely III is president, chief executive officer and a director of Coors Brewing Company. He is the first non-family member to hold these posts in the company. He reports to Peter Coors, chairman.

        Since joining Coors in March 1993, Kiely has initiated broad managerial and organizational improvements that are helping the company fulfill its pledge to "sell more beer, more profitably." The company has benefited from his hands-on management style, as well as his keen appreciation for people. In a relatively short time, he has forged relationships with customers and suppliers, ranging from barley growers to beer distributors, across the country. Kiely already has made a significant impact on the way Coors does business.

        Kiely joined Coors after serving as division president of Frito-Lay Inc., a subsidiary of Pepsico Inc. in Plano, Texas. He joined Frito-Lay in 1982 as vice president of brand management. He was promoted to vice president of marketing in 1983 and vice president of sales and marketing the following year. In 1989, he was named senior vice president of field operations where he oversaw the operations of Frito-Lay's four regional business teams. He was appointed vice president and general manager of the Central Division and subsequently, the division's president in 1991.

        Kiely was president of Ventura Coastal Corp., a division of Seven-Up in Ventura, Calif., from 1979 until 1982. He oversaw various operations at the Wilson Sporting Goods Company in Chicago from 1973 to 1979. There, he served as vice president of marketing, senior business manager and business manager. He began his career in consumer products at Procter & Gamble in Cincinnati as brand assistant and assistant brand manager from 1971 to 1973.

        Adolph Coors Company and its principal subsidiary, Coors Brewing Company, elected Kiely to their boards of directors in August 1998.

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        Born Jan. 16, 1947, Kiely was graduated with honors from Harvard University with a bachelor's degree in economics. He earned his master's degree in business administration from the Wharton School of Business, University of Pennsylvania.

        Kiely currently serves on the board of directors of the National Association of Manufacturers in Washington, D.C. and is a national trustee of the Boys & Girls Clubs of America. Locally, Kiely serves on the Metropolitan State College of Denver Foundation Board, the Denver Center for the Performing Arts Trustee Board, and the Board of Trustees of Mile High United Way.

DANIEL J. O'NEILL
President and Chief Executive Officer
Molson, Inc.

        Daniel J. O'Neill joined the Molson organization in April 1999 as Executive Vice President and Chief Operating Officer, North American Brewing. On June 27, 2000 he was appointed President and Chief Executive Officer of Molson Inc.

        Prior to joining Molson, Mr. O'Neill was Executive Vice President at H.J. Heinz Company of Pittsburgh, Pennsylvania, where he served as CEO, Starkist Foods. Mr. O'Neill was also a member of the Board of Directors of H.J. Heinz Company.

        Mr. O'Neill began his career with Colgate Palmolive in Toronto in 1976, and in 1981 joined S.C. Johnson of Racine, Wisconsin, holding progressively senior marketing and executive positions within that company for the following 13 years. In 1994, he joined the Campbell Soup Company as President of Campbell Canada before becoming President of its U.S. Soup division.

        Mr. O'Neill's career encompasses over 23 years of experience in the consumer products area and during his career he has lived and worked in Canada, the United States, Brazil, Venezuela and France.

        A native of Ottawa, Ontario, Mr. O'Neill graduated from Carleton University with a B.A. in 1972, and an MBA from Queen's University in 1976. In 1986 he participated in the PMD course from Harvard Business School.

        Mr. O'Neill is married with three children.

TIMOTHY V. WOLF
Chief Financial Officer
Coors Brewing Company

        Timothy V. Wolf is Chief Financial Officer for Coors Brewing Company. His responsibilities include all areas of Corporate Finance, Treasury, Performance and Capital Planning and Analysis, Control, Tax, Audit, Risk Management, Investor Relations, and Business Education Development.

        Prior to joining Coors in February, 1995, he served in several senior executive positions for The Walt Disney Co. for nearly five years, including Vice President, Controller and Chief Accounting Officer. During his tenure with Disney, he was also part of the executive team that opened Euro Disney in Marne La Vallee, France.

        Additionally, he held senior financial, planning and control positions at PepsiCo during more than nine years at Pepsi Cola USA and Taco Bell Corp. He was Senior Vice President of Planning and Human Resources with Hyatt Hotels Corp.

        Born April 27, 1953, in Washington, D.C., Wolf earned a bachelor's degree in economics from Harvard College in 1974. He earned his master's degree in finance and marketing from the University of Chicago Graduate School of Business in 1976. Wolf is a former board member of the Irvine Medical

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Center in Irvine, Calif. In addition, he serves on the Governor of Colorado's Science and Technology Commission and on various committees for the Alexander Dawson School in Lafayette, Colorado

        Wolf and his wife, Mary, and two sons, Daniel-Charles and Stephen, reside in Boulder, Colorado.

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